Exhibit 10.1

AMENDED AND RESTATED EXPENSE SUPPORT AND CONDITIONAL REIMBURSEMENT
AGREEMENT

This Amended and Restated Expense Support and Conditional Reimbursement Agreement (the “Agreement”) is made this 2nd day of March, 2026, by and among Third Point Private Capital Partners, a Delaware statutory trust (the “Fund”), and Third Point Private Capital LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Adviser and the Fund previously entered into an expense support and conditional reimbursement agreement, dated May 7, 2025 (the “Previous Agreement”);

WHEREAS, the parties hereto desire to amend and restate the Previous Agreement in its entirely and replace it with this Agreement;

WHEREAS, the Fund is a non-diversified, closed-end management investment company that intends to elect to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Fund has retained the Adviser to furnish investment advisory services to the Fund on the terms and conditions set forth in the investment advisory agreement, dated as of May 7, 2025, by and between the Fund and the Adviser, as may be amended or restated (the “Investment Advisory Agreement”);

WHEREAS, the Fund has retained the Adviser, in its capacity as the Fund’s administrator (the “Administrator”), to provide administrative services to the Fund on the terms and conditions set forth in the administration agreement, dated May 7, 2025, by and between the Administrator and the Fund, as may be amended or restated (the “Administration Agreement”); and

WHEREAS, the Fund and the Adviser have determined that it is appropriate and in the best interests of the Fund that the Adviser (i) shall pay a portion of the Fund’s Other Operating Expenses (as defined below) to the effect that such expenses do not exceed the Expense Cap (as defined below), and (ii) may elect to pay an additional portion of the Fund’s expenses from time to time, which the Fund will be obligated to reimburse to the Adviser at a later date if certain conditions are met.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.	Adviser Expense Payments to the Fund
(a)

On a quarterly basis, the Adviser shall pay Other Operating Expenses of the Fund on the Fund’s behalf (each such payment, a “Required Expense Payment”) such that Other Operating Expenses of the Fund do not exceed 0.1875% (0.75% on an annualized basis) of the Fund’s applicable quarter-end net asset value (the “Expense Cap”). For purposes of this Agreement, “Other Operating Expenses” means (A) the Fund’s organizational and offering expenses, professional fees, trustee fees, administration fees, and other general and administrative expenses (including the Fund’s allocable portion of compensation (including salaries, bonuses and benefits), overhead (including rent, office equipment and utilities) and other expenses incurred by the Administrator in performing its administrative obligations under the Administration Agreement), but excluding (B) the Fund’s base management fee and incentive fees owed to the Adviser pursuant to the Investment Advisory Agreement, financing fees and costs, brokerage commissions, placement agent fees, costs and expenses of distributing and placing the common shares, debt service and other costs of borrowings or other financing arrangements related to the Fund’s use of leverage (including interest payable on debt and other borrowing costs incurred to finance the Fund’s investments), any other interest expenses owed by the Fund, and any litigation, indemnification and other non-recurring or extraordinary expenses (whether actual, pending or threatened) or any costs arising therefrom and any judgments, fines, remediations or settlements paid in connection therewith, all as determined in accordance with generally accepted accounting principles in the United States.

(b)

At such times as the Adviser determines, the Adviser may elect to pay certain additional expenses of the Fund on the Fund’s behalf (each such payment, a “Voluntary Expense Payment” and together with a Required Expense Payment, the “Expense Payments”). In making a Voluntary Expense Payment, the Adviser will designate, as it deems necessary or advisable, what type of expense it is paying (including, whether it is paying organizational or offering expenses); provided that no portion of a Voluntary Expense Payment will be used to pay any interest expense or distribution and/or servicing fees of the Fund.

(c)

The Adviser’s obligation to make a Required Expense Payment shall automatically become a liability of the Adviser and the Fund’s right to receive a Required Expense Payment shall be an asset of the Fund on the last calendar day of the applicable quarter. Any Required Expense Payment shall be paid by the Adviser to the Fund in any combination of cash or other immediately available funds and/or offset against amounts due from the Fund to the Adviser or its affiliates at the request of the Fund.

(d)

The Fund’s right to receive a Voluntary Expense Payment shall be an asset of the Fund upon the Adviser committing in writing to pay the Voluntary Expense Payment. Any Voluntary Expense Payment that the Adviser has committed to pay shall be paid by the Adviser to the Fund in any combination of cash or other immediately available funds upon the request of the Fund, and/or offset against amounts due from the Fund to the Adviser or its affiliates.

2.	Reimbursement of Expense Payments by the Fund
(a)

Following any calendar quarter in which Available Operating Funds (as defined below) exceed the cumulative distributions accrued to the Fund’s shareholders based on distributions declared with respect to record dates occurring in such calendar quarter (the amount of such excess being hereinafter referred to as “Excess Operating Funds”), the Fund shall pay such Excess Operating Funds, or a portion thereof in accordance with Sections 2(b) and 2(c) of this Agreement, as applicable, to the Adviser until such time as all Expense Payments made by the Adviser to the Fund within three years prior to the last business day of such calendar quarter have been reimbursed. Any payments required to be made by the Fund pursuant to this Section 2(a) shall be referred to herein as a “Reimbursement Payment.” For purposes of this Agreement, “Available Operating Funds” means the sum of (i) the Fund’s net investment company taxable income (including net short-term capital gains reduced by net long-term capital losses), (ii) the Fund’s net capital gains (including the excess of net long-term capital gains over net short-term capital losses) and (iii) dividends and other distributions paid to the Fund on account of investments in portfolio companies (to the extent such amounts listed in clause (iii) are not included under clauses (i) and (ii) above).

(b)

The amount of the Reimbursement Payment for any calendar quarter shall equal the lesser of (i) the Excess Operating Funds in such quarter and (ii) the aggregate amount of all Expense Payments made by the Adviser to the Fund within three years prior to the last business day of such calendar quarter that have not been previously reimbursed by the Fund to the Adviser; provided that the Adviser may waive its right to receive all or a portion of any Reimbursement Payment in any particular calendar quarter, in which case such waived amount will remain unreimbursed Expense Payments reimbursable in future quarters pursuant to the terms of this Agreement.

(c)

Notwithstanding anything to the contrary in this Agreement, no Reimbursement Payment for any quarter shall be made if: (1) the Effective Rate of Distributions Per Share declared by the Fund at the time of such proposed Reimbursement Payment is less than the Effective Rate of Distributions Per Share at the time the Expense Payment was made to which such Reimbursement Payment relates; (2) the Fund’s Operating Expense Ratio (as defined below) at the time of such proposed Reimbursement Payment is greater than the Operating Expense Ratio at the time the Expense Payment was made to which such Reimbursement Payment relates; or (3) the Fund’s Other Operating Expenses at the time of such proposed Reimbursement Payment exceeds the Expense Cap. For purposes of the Agreement, “Effective Rate of Distributions Per Share” means the annualized rate (based on a 365 day year) of regular cash distributions per share exclusive of returns of capital, distribution rate reductions due to distribution and/or servicing fees, and declared special dividends or special distributions, if any. The “Operating Expense Ratio” is calculated by dividing Operating Expenses (as defined below), less organizational and offering expenses, base management and incentive fees owed to the Adviser, distribution and/or servicing fees, and interest expense, by the Fund’s net assets. “Operating Expenses” means all of the Fund’s operating costs and expenses incurred, as determined in accordance with generally accepted accounting principles for investment companies.

(d)

The Fund’s obligation to make a Reimbursement Payment shall automatically become a liability of the Fund on the last business day of the applicable calendar quarter, except to the extent the Adviser has waived its right to receive such payment for the applicable quarter. In connection with any Reimbursement Payment, the Fund may deliver a notice. The Reimbursement Payment for any calendar quarter shall be paid by the Fund to the Adviser in any combination of cash or other immediately available funds as promptly as possible following such calendar quarter and in no event later than forty-five days after the end of such calendar quarter.

(e)

All Reimbursement Payments hereunder shall be deemed to relate to the earliest unreimbursed Expense Payments made by the Adviser to the Fund within three years prior to the last business day of the calendar quarter in which such Reimbursement Payment obligation is accrued.

3.	Termination and Survival

(a)This Agreement shall become effective as of the date of this Agreement.

(b)	This Agreement may be terminated, without the payment of any penalty, by the Fund or the Adviser at any time, with or without notice.
(c)	This Agreement shall automatically terminate in the event of (i) the termination by the Fund of the Investment Advisory Agreement; (ii) the board of trustees of the Fund makes a determination to dissolve or liquidate the Fund; or (iii) upon a quotation or listing of the Fund’s securities on a national securities exchange (including through an initial public offering) or a sale of all or substantially all of the Fund’s assets to, or a merger or other liquidity transaction with, an entity in which the Fund’s shareholders receive shares of a publicly-traded company which continues to be managed by the Adviser or an affiliate thereof.

(d)

Sections 3 and 4 of this Agreement shall survive any termination of this Agreement. Notwithstanding anything to the contrary, Section 2 of this Agreement shall survive any termination of this Agreement with respect to any Expense Payments that have not been reimbursed by the Fund to the Adviser.

4.	Miscellaneous
(a)	The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.
(b)	This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.
(c)

Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York applicable to contracts formed and to be performed entirely within the State of New York, without regard to the conflicts of law principles thereof, to the extent such principles would require or permit the application of the laws of another jurisdiction. For so long as the Fund is regulated as a business development company under the Investment Company Act, this Agreement shall also be construed in accordance with the applicable provisions of the Investment Company Act. In such case, to the extent the applicable laws of the State of New York or any of the provisions herein conflict with the provisions of the Investment Company Act, the latter shall control. Further, nothing in this Agreement shall be deemed to require the Fund to take any action contrary to the Fund’s Amended and Restated Declaration of Trust or Bylaws, as each may be amended or restated, or to relieve or deprive the board of trustees of the Fund of its responsibility for and control of the conduct of the affairs of the Fund.

(d)

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(e)	The Fund shall not assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the Adviser.
(f)

This Agreement may be amended in writing by mutual consent of the parties. This Agreement may be executed by the parties on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Third Point Private Capital PARTNERS

By:	/s/ Christopher W. Taylor
Name:	Christopher W. Taylor
Title:	President and Chief Executive Officer

Third Point Private Capital LLC

By:	/s/ Christopher W. Taylor
Name:	Christopher W. Taylor
Title:	Chief Investment Officer

[Signature Page to Expense Support and Conditional Reimbursement Agreement]